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                               [FRIEDMAN'S LOGO]

FOR IMMEDIATE RELEASE

Contact:   Barrett Godsey / Jeremy Jacobs
           Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

                  FRIEDMAN'S ESTABLISHES OFFICE OF THE CHAIRMAN

             Robert W. Cruickshank Appointed Non-Executive Chairman Richard Cartoon Appointed Interim Financial Consultant

         SAVANNAH, Georgia (December 2, 2003) - Friedman's Inc. (NYSE: FRM) announced today that its Board of Directors has elected Robert Cruickshank non-executive Chairman of the Company and appointed Richard Cartoon interim Financial Consultant. Mr. Cruickshank and Mr. Cartoon, together with Douglas Anderson, Friedman's President and Chief Operating Officer, will form an Office of the Chairman that will oversee the day-to-day operations of the Company.

         Bradley Stinn, the Company's Chief Executive Officer, has resigned from the Company and its Board of Directors, effective immediately. Mr. Stinn has agreed to cooperate with the Company and the Audit Committee during a transition period. Friedman's Board of Directors will immediately commence a search to identify qualified candidates to serve as Friedman's Chief Executive Officer.

         "We are committed to taking the appropriate actions to address the challenges facing our Company," said Mr. Cruickshank. "Friedman's current merchandising and marketing campaign is being well received. The Company performed well over the critical Thanksgiving weekend and we are optimistic about the holiday season."

         "We are delighted that Richard Cartoon will be assisting Friedman's," Mr. Cruickshank added. "He has the experience, integrity and proven track record that will help our Company during this challenging period. I firmly believe that with the continued guidance of our Board, we can restore the confidence of our stakeholders."
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         Mr. Cruickshank has been a Director of Friedman's since 1993. Since
1981, he has been an independent consultant providing clients with financial advice. Mr. Cruickshank is currently a Director and Chairman of the Audit Committee of Calgon Carbon Corp. (NYSE: CCC) and a Director and Chairman of the Audit Committee of Hurco Inc. (NASDQ:HURC). He received his B.S. and M.B.A. from Florida State University.

         Mr. Cartoon has more than 28 years of financial and strategic experience. For the past two years, he served as Executive Vice President and Chief Financial Officer of Lodgian, Inc. From 1986 to 1999, Mr. Cartoon served as Senior Manager and then Partner with Ernst & Young's Restructuring and Reorganization Group. Mr. Cartoon is also President of Richard Cartoon, LLC, a management consulting firm. Mr. Cartoon is a member of the Georgia State Society of Certified Public Accountants and of the Institute of Chartered Accountants (S.A.)

         Friedman's also announced that, due to technical defaults under its credit facility, the Company has suspended payment of its dividend. The Company is in discussions with its lenders about this matter and about a waiver of the defaults.

         Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At November 11, 2003, Friedman's Inc. operated a total of 702 stores in 20 states, of which 474 were located in power strip centers and 228 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM). As of October 23, 2003, Crescent Jewelers, the Company's west coast affiliate, operated 175 stores in six western states, 101 of which were located in regional malls and 74 of which were located in power strip centers. On a combined basis, Friedman's and Crescent operate 877 stores in 25 states of which 548 were located in power strip centers and 329 were located in regional malls.

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         Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially from the estimates provided are the following: the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.